Exhibit 23

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-62829) of Burlington Northern Santa Fe Corporation of our report dated June 26, 2002 related to the financial statements of The Burlington Northern and Santa Fe Railway Company 401(k) Plan for TCU Employees which appears in Exhibit 99 to this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Fort Worth, Texas

June 26, 2002